UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

CHINA RITAR POWER CORP.
 (Exact name of registrant as specified in its charter)

NEVADA	87-0422564
(State of incorporation or organization)	(I.R.S. Employer Identification No.]

Room 405, Tower C, Huahan Building, 16 Langshan Road, North High-Tech Industrial Park, Nanshan District, Shenzhen, China, 518057
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form related to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

INFORMATION REQURIED IN REGISTRATION STATEMENT

Item 1.        Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to the registration of common stock, par value $0.001 per share (the “Common Stock”), of China Ritar Power Corp., a Nevada corporation (the “Company”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”). The Common Stock is presently quoted on the OTC Bulletin Board under the symbol “CRTP.”

The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company’s Articles of Incorporation, as amended (the “Amended Articles”) and Bylaws, as amended (the “Amended Bylaws”), copies of which are incorporated herein by this reference.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. As of July 29, 2009, 19,224,767 shares of common stock are issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. On June 9, 2006, our board of directors declared a special cash dividend in the amount of $1.475 (on a post-split basis) per share of common stock, payable on July 5, 2006 to shareholders of record as of June 22, 2006, the record date. An aggregate dividend of $442,500 was paid on July 5, 2006. Except for such dividend, we have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. Our charter does not currently authorize our board of directors to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. In the future, we may seek to amend our charter to provide the board of directors with such authority. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

As of July 29, 2009, the following warrants were outstanding:

Three year warrants to purchase up to 1,137,021 shares of the Company’s common stock at an exercise price of $2.78 per share, and three year warrants to purchase up to 196,440 shares of the Company’s common stock at an exercise price of $2.14 per share. The exercise price and the number of share issuable upon exercise of the warrants listed above are subject to adjustments in the event of stock split, combination or the like of the Company’s common stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in 2591 Dallas Parkway Suite 102, Frisco, TX 75034. Their phone number is (469)-633-0101.

Item 2.                                Exhibits

Exhibit No.	Description
3.1
Article of Incorporation of the registrant as filed with the Secretary of State of Nevada on June 15, 2006 [Incorporated by reference to Appendix A to the registrant’s definitive proxy statement on Schedule 14A filed on June 15, 2006, in commission file number 0-25901].

3.2
Certificate of Amendment to Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada on March 26, 2007 [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on March 30, 2007].

3.3	Amended and Restated Bylaws of the registrant adopted on August 4, 2008 [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on August 5, 2008].

4.1	Form of Common Stock Purchase Warrant [Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on February 22, 2007].

4.2	Common Stock Purchase Warrant, dated February 16, 2007 [Incorporated by reference to Exhibit 4.4 to the registrant’s current report on Form 8-K filed on February 22, 2007].

10.1	Form of Securities Purchase Agreement, dated February 16, 2007 [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on February 22, 2007].

SIGNATURE

Pursuant to the requireme4nts of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

China Ritar Power Corp.

By:	/s/ Jiada Hu
Jiada Hu
President and CEO

Date:  July 30, 2009